EXHIBIT 10(s)

                       EMPLOYMENT AGREEMENT


     This Agreement is entered into effective as of October 14, 1993, by and between Vought Aircraft Company, a Delaware corporation ("Vought"), and Gordon L. Williams ("Williams"), an individual residing in Tarrant County, Texas.

     WHEREAS, Vought desires to continue to employ Williams and Williams desires to continue to be employed by Vought upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, it is agreed as follows:

     1.   Employment

          Vought hereby offers to continue to employ Williams as President and Chief Executive Officer, and Williams hereby accepts continued employment by Vought, upon the terms and conditions herein set forth.

     2.   Term

          The term of this Agreement shall commence as of October
14, 1993, and, subject to the provisions of paragraph 6 below, shall expire on January 1, 1996, unless sooner terminated as hereinafter set forth.

     3.   Duties

          Williams will, during the term hereof:

          (a) Faithfully and diligently do and perform all such acts and duties and furnish such services as the Board of Directors of VAC Acquisition Corp., parent company of Vought ("VAC Board"), or the Board of Directors of Vought ("Vought Board") shall direct, and do and perform all acts in the ordinary course of Vought's business (within such limits as the VAC Board or the Vought Board may prescribe) necessary and conducive to Vought's best interests; and

          (b) Devote his full time, energy and skill to the business of Vought and to the promotion of Vought's best interests, except for vacations and absences made necessary because of illness.

     4.   Compensation

          (a) Subject to the provisions of subparagraph 4(b) and paragraph 5 below, Vought shall pay to Williams for all services to be performed by him during the term of this
     Agreement: (i) a fixed salary at the rate of $309,276.00 per annum through December 31, 1993, and $420,000.00 per annum effective January 1, 1994, payable in periodic payments in accordance with Vought's practices for other executive and managerial employees, as such practices may be determined from time to time. The Vought Board (or its delegate) or VAC Board (or its delegate), as the case may be, will review such fixed salary annually and, in its discretion, may grant increases thereof based upon Williams' performance; and (ii) any additional incentive compensation under the Vought Aircraft Variable Incentive Compensation Plan or any successor or replacement plan ("Variable Compensation Plan") as the VAC Board (or its delegate) in its discretion may from time to time determine. Williams shall be assigned a target level of 60% for purposes of the Variable Compensation Plan, which target level may be increased by the VAC Board (or its delegate) in its discretion.

              All such payments will be subject to such deductions as may be required to be made pursuant to law, government regulation or order, or by agreement with, or consent of, Williams.

          (b) If Williams incurs a disability during the term of this Agreement which would make him eligible to receive the disability benefits provided for under the Vought Aircraft Supplemental Executive Retirement Plan and Vought's disability income plan, then the payment of Williams' fixed salary pursuant to subparagraph 4(a) above shall be suspended for the period of time during which Williams remains entitled to the payment of such disability benefits.

              Williams' fixed salary and/or incentive
     compensation payable pursuant to subparagraph 4(a) above shall be reduced by the amount of any annuity payments made to Williams during the term of this Agreement under the Vought Aircraft Supplemental Executive Retirement Plan, in the manner determined by the Compensation Committee of the VAC Board (or its successor) in its sole and absolute discretion.

          (c) In addition to the payments set forth above, Vought agrees that during the term of this Agreement: (i) Williams shall continue to be a participant in the Vought Aircraft Supplemental Executive Retirement Plan (or any successor or replacement plan with substantially identical benefits); (ii) Williams shall be entitled to participate in any group life insurance, medical, dental, disability, vacation, pension, profit sharing or other employee benefit plan, compensation program, or perquisites maintained by Vought during the term of this Agreement and which is available to officers of Vought, but excluding, however, the LTV Key Employee Retention Plan and the Vought Key Employee Retention Plan; and (iii) Williams shall be entitled to reimbursement by Vought for all reasonable expenses actually and necessarily incurred by him on its behalf in the course of his employment hereunder.

     5.   Termination

          (a) If Williams' employment with Vought shall terminate for "cause," or due to death, retirement or voluntary termination (except for "good reason" as defined in subparagraph (b) below), then all obligations of Vought hereunder shall terminate; provided, however, that any portion of Williams' fixed salary pursuant to subparagraph 4(a) above which is earned but unpaid as of the date of death shall be paid to the duly appointed personal representative of Williams' estate; and further provided, however, that participation in the Vought Aircraft Salaried Health Care Plan (or any successor or replacement plan) as amended from time to time, shall be continued for the remainder of the lives of Williams and Williams' legally recognized spouse on the effective date of this Agreement. For purposes of this Agreement, "cause" shall be deemed to exist upon (i) the willful and continued failure by Williams to perform substantially the duties of his position (other than any actual or anticipated failure resulting from termination by Williams for "good reason") or (ii) the willful engaging by Williams in conduct which is demonstrably injurious to Vought, monetarily or otherwise. Solely for purposes of determining "cause," an act or failure to act by Williams shall be deemed "willful" if done, or omitted to be done, by him in bad faith and without reasonable belief that such act or omission was in the best interest of Vought. The Executive Committee of the VAC Board shall have the sole discretion to determine in good faith whether the conditions constituting a termination for cause have occurred.

          (b) In the event of (i) a reduction in Williams' fixed salary and/or target level percentage established pursuant to subparagraph 4(a), (ii) a material adverse alteration or diminution of Williams' position, duties, responsibilities, reporting relationships, authority or status (including corresponding perquisites) from those in effect, or otherwise accorded to Williams, on the effective date of this Agreement, or (iii) the failure of Vought to obtain an agreement from any successor to expressly assume and agree (by an instrument in writing) to perform the obligations to Williams under this Agreement, any of which occurs without the express written consent of Williams, then Williams shall have the right to terminate employment with Vought for "good reason" and thereby be entitled to the benefits described in subparagraph 5(c) below.

          (c) If Williams' employment with Vought shall terminate for "good reason" as described in subparagraph (b) above, or other than for cause, retirement or voluntary termination (except for "good reason"), or death, then Williams shall be entitled to (i) payment of any portion of his fixed salary established pursuant to subparagraph 4(a) which is earned but unpaid as of the date of termination; (ii) continued payment of Williams' then current base salary increased by that percentage equal to 150% of Williams' then current target level percentage under the Variable Compensation Plan, in substantially equal amounts payable in arrears at regular payroll intervals through the earlier of (A) the end of the 12-month period following termination of employment, or (B) the Expiration Date, and thereafter Williams' then current base salary increased by that percentage equal to Williams' then current target level percentage under the Variable Compensation Plan, in substantially equal amounts payable in arrears at regular payroll intervals through the Expiration Date, provided, however, that such payments shall abate (x) to the extent of any and all compensation earned by Williams in the course of employment with a subsequent employer (including self-employment which commences subsequent to Williams' termination of employment), without regard to the time of payment of such compensation, and (y) in their entirety as of Williams' date of death, except that any payment for the payroll period in which Williams dies shall be prorated through such date of death; (iii) continued participation in the Vought Aircraft Salaried Health Care Plan (or any successor or replacement plan) as amended from time to time, for the remainder of the lives of Williams and Williams' legally recognized spouse on the effective date of this Agreement; (iv) continued participation in the Vought Aircraft Supplemental Executive Retirement Plan (or any successor or replacement plan with substantially identical benefits) through January 1, 1996, including the purchase of annuities from time to time pursuant to the terms of such plan; and (v) continued participation in any life insurance plan, health care plan, and health care flexible spending account maintained from time to time by Vought to the same extent and at the same level of participant contributions ("Employee Cost"), if any, as if Williams had not had a termination of employment (or if such participation is not possible under the terms of any such plan, Williams shall be provided by Vought with benefits or a cash payment or payments sufficient to enable him to obtain benefits which are comparable to the coverage provided by such plan, in each case subject to payment by Williams of the Employee
     Cost) until Williams becomes eligible for benefits under any employee welfare benefit plan(s), as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, in connection with new employment, or until January 1, 1996, if earlier.

     6.   Consulting Services

          (a) Upon termination of Williams' employment for reasons other than "cause" or death, Vought at its sole discretion may retain Williams as an independent consultant, and not as an employee, for the period of twelve consecutive months following termination of employment ("Consulting Period").

          (b) During the Consulting Period:

              (i) Williams will devote his best efforts to his position as an independent consultant and will faithfully perform such duties as determined by the Vought Board or the VAC Board. Williams will render to Vought such services of an advisory or consultative nature as Vought may reasonably request, so that Vought may continue to have the benefit of Williams' experience and special knowledge of the affairs of Vought and of Williams' reputation and contacts.

              (ii) During the Consulting Period, Williams will neither serve as a consultant to nor as an employee, officer, director or agent of any person, firm or corporation who is in competition with Vought without the prior written consent of Vought as given through the Vought Board, which consent shall not be unreasonably withheld.

          (c) Williams will be available for advice and counsel to the officers and directors of Vought at all reasonable times by telephone, letter, or, upon receipt of five days' written notice from Vought, in person; provided, however, Williams shall neither be obligated to render in excess of 5 days of service during any month, nor in excess of 60 days of service during the entire Consulting Period. Williams shall not be obligated to render any consulting services during any period when he is unable to do so due to illness, disability or injury, and Williams' inability to do so shall not affect his right to receive the compensation described in subparagraph 6(d) below during the Consulting Period.

          (d) Vought agrees to pay Williams for rendering consulting services and for merely being available to render services hereunder, at the rate of $10,000 per month through the earlier of (i) the end of the Consulting Period, or (ii) the date of Williams' death, except that any payment for the period in which Williams dies shall be prorated through such date of death.

          (e) Williams shall be entitled to reimbursement during the Consulting Period for all reasonable and customary expenses actually incurred by him in the performance of his duties hereunder.

     7.   Complete Agreement

          This Agreement represents the complete agreement and understanding between Vought and Williams pertaining to the subject matter contained herein, and supersedes all prior agreements or understandings, written or oral, between the parties with respect to such subject matter, except, however, the Stock Appreciation Right Agreement dated as of September 1, 1992 by and between Vought and Williams. No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless in writing and signed by both Vought and Williams.

     8.   Assignment

          This Agreement is personal to Williams and shall not be assigned by him. Vought may assign this Agreement without Williams' consent to any other entity succeeding to all or substantially all of the assets or business of Vought, whether by merger, consolidation, acquisition or otherwise. This Agreement shall be binding upon Vought, its successors and permitted assigns, and Williams.

     9.   Applicable Law

          This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

     IN WITNESS WHEREOF, the parties have executed this Agreement on October _____, 1993.



GORDON L. WILLIAMS           VOUGHT AIRCRAFT COMPANY



__________________________   By:___________________________
                                J. P. Carr
                                Senior Vice President -
                                Administration and Support